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                   1996 BONUS PLAN FOR CERTAIN KEY EMPLOYEES

     The Company has a discretionary bonus program under which exempt salaried employees (other than the CEO and Chairman) may be paid bonuses up to amounts ranging from 9.75% to 97.5% of base annual salary. The CEO and Chairman participate in this plan, with bonuses specifically determined by the board of directors, but on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management under the 1996 Bonus Plan.
The bonus percent is based on a variety of guidelines including performance levels of the respective business unit measured by earnings before tax.